Letter Dated 13 April 2004 to Nigeria-Sao Tome and Principe Joint Development Authority

Dr. Tajudeen Umar                                                  13 April 2004
Chairman of the Board
Nigeria - Sao Tome and Principe Joint Development Authority
Abuja, Nigeria


Dear Dr. Umar

Exercise of preferential rights in the Nigeria-Sao Tome and Principe Joint Development Zone

Thank you for your letter of 29 March 2004 inviting ERHC to exercise its preferential rights in respect of blocks in the JDZ ("the Letter").

ERHC hereby exercises its preferential rights set out in the Administration Agreement between ERHC and the Joint Development Authority ("JDA") dated 7 April 2003 ("the Agreement"), and attaches herewith an Exercise Notice for each relevant block in accordance with the Agreement. This exercise of ERHC's rights is subject to the following in respect of each Exercise Notice:

1. if no license is awarded or a license is awarded and subsequently withdrawn by the JDA prior to the commencement of operations, for any reason (for example, a failure by the licencee(s) to meet the signature bonus conditions), ERHC will be entitled (at ERHC's option) to either:

     (a) receive its nominated percentage working interest ("PWI") in that block in any future licensing of that block; or

     (b) nominate and receive the same PWI in another block of ERHC's choice in the JDZ in any future licensing round;

2. if the finally agreed PSC and commercial terms are materially less beneficial to ERHC than those that have been provided to ERHC to date, ERHC will be entitled to relinquish its right to its PWI in that block in return for nominating and receiving the same PWI in another block of ERHC's choice in the JDZ in any future licensing round.

ERHC has exercised its rights subject to the foregoing two conditions because the JDA in the Letter requested ERHC to exercise its options now, before the time and without much of the required information set out in the Agreement; a departure from agreed procedures. For example, under the Agreement, the JDA was to provide ERHC with the names of all the parties to each PSC, and the finally agreed PSC and commercial terms, before ERHC exercised its options.

In exercising its options now, ERHC was mindful of the desire of the State parties to conclude the licensing round as quickly as possible and was therefore keen to assist the JDA in ensuring that the awarding of licences and commencement of operations proceed speedily. ERHC however emphasises that, in accordance with clause 4.2 of the Agreement, neither the percentage nor the value of any working interest which ERHC has elected to receive will be diminished or reduced in any way (including through any arrangement the JDA may have or may subsequently conclude with any other party).


Yours sincerely
s/s CHUDE MBA
Chude Mba
President and Chief Executive Officer